                                                               EXHIBIT 10(p)

January 13, 1999

                            PERSONAL & CONFIDENTIAL
                          (Revised January 13, 1999)

Thomas B. Mackey
Western Division
Carlsbad, California

Dear Tom:

    I am pleased to confirm the offer for you to become the Chief Operating Officer for Tenet Healthcare Corporation in the Office of President in Santa Barbara. Your new responsibilities will commence immediately.

1. COMPENSATION AND BENEFITS: You will be entitled to compensation and benefits as follows:

    a. BASE COMPENSATION: Your base salary will be increased to the rate of $550,000 per year, payable bi-weekly effective January 15, 1999.

    b. ANNUAL INCENTIVE PLAN: Your target award percentage in the Tenet Annual Incentive Plan will be 60% with a maximum award of 90% of target and a growth award level to be determined.

Jeff has committed a further elevation of your salary and AIP percentage in late summer or early fall. Your pay would again be revisited at fiscal year end (May 31, 2000).

    c. CAR ALLOWANCE: You will receive a car allowance in the amount of $20,000 per year paid bi-weekly.

    d. BENEFITS: You will continue to be eligible for the employee benefits for which you are currently eligible.

    e. EXECUTIVE MEDICAL: You will participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses and premiums at a $7,500 annual level.

    f. STOCK OPTIONS: You will receive 260,000 non-qualified stock options as granted on January 12, 1999, by the Compensation and Stock Option Committee. This grant coupled with the grant of 140,000 options in December 1998 is to be viewed as a two-year grant so that you would normally not be considered for further option grants prior to December 2000. The vesting of the new options will be one-third each year over three years.

Thomas B. Mackey
January 13, 1999
Page 2

    g.  RELOCATION: Tenet will:

        -- pack, move and unpack household goods

        -- reimburse the reasonable selling expenses to sell your home

        -- provide you a swing loan interest free secured by equity in your home to be liquidated when your home is sold

        -- if your home does not sell promptly, Tenet will buy your home at the appraised value using our standard appraisal method (average of two professional appraisals). If the appraisals are more than 5% apart, a third appraisal will be requested and the purchase price will be the average of the two closest appraisals.

        -- indemnify you for property improvements for which you will not receive full value totaling approximately $280,000, which will be grossed up.

        -- pay a housing differential based on actual additional housing expenses you incur for property taxes and mortgage interest but not to exceed $170,000 per year. The differential will be paid at 100% for the first four years, 75% in year five, 50% in year six, 25% in year seven and zero after seven years. The differential will be paid monthly and is not subject to gross up. The differential amount assumes you will invest all the equity from your present home in the new home.

        -- extend provisions of the general Relocation Policy #609 including appropriate temporary or duplicate housing.

    h. RELOCATION PROTECTION: If for some reason within the next three years you do not continue in this position, the company will pay for your relocation from Santa Barbara to a destination as far away as San Diego and will guaranty the resale of your home at cost plus documented capital improvements so long as your original purchase price of the Santa Barbara home is within plus or minus five percent of the appraised value of the property at the time of purchase.

    i. SEVERANCE PROTECTION AGREEMENT: You will participate in the Tenet Severance Protection Plan at the same level provided to our current Chairman and President which provides severance equal to two times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination following a change of control of Tenet. No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason".

    Should your employment with Tenet be terminated by the company without cause within three years from this date, you shall receive severance benefits of two years' salary and benefits continuation (excluding AIP). If within three years from this date Mr. Jeffrey Barbakow ceases to be Chairman and Chief Executive Officer of Tenet ("the triggering event") then you may voluntarily terminate your employment and receive the above severance benefits so long as, within 120 days of such triggering event, you notify the Chief Human Resources Officer of Tenet in writing that you intend to voluntarily terminate under these provisions. You may not receive benefits both under this severance arrangement and any other severance program, plan or arrangement with Tenet. You will be paid under the plan, program or arrangement for which you are eligible which provides the greatest benefit.

Thomas B. Mackey
January 13, 1999
Page 3

    Finally, your employment with the company will be continue to be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

    This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment, and fully supersedes any and all prior agreements that may have existed between you and Tenet regarding the terms and conditions of your employment.

    Tom, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

    We are enthusiastic about you accepting this new assignment. Please call me if you have any questions.

Sincerely,                                  ACCEPTED AND AGREED TO:

                                            __________________________________
Alan R. Ewalt                               Thomas B. Mackey              Date
Senior Vice President Human Resources

c: Jeffrey Barbakow